Exhibit 4.57

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is dated as of May 8, 2008, by and among China Cablecom Holdings, Ltd. (formerly Jaguar Acquisition Corporation), a British Virgin Islands company (the “Company”), and the subscribers identified on the signature page hereto (each a “Subscriber” and collectively “Subscribers”).

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers, as provided herein, and the Subscribers, in the aggregate, shall purchase $43,175,000 (the “Aggregate Principal Amount”) of principal amount of convertible notes of the Company (“Note” or “Notes”), a form of which is annexed hereto as Exhibit A, convertible into the Company’s Ordinary Shares, $0.0005 par value (the “Ordinary Shares”), at a per share conversion price set forth in the Note (“Conversion Price”); and Ordinary Shares (“Incentive Shares”) for the purchase price (“Purchase Price”) set forth on the signature page hereto.  The Notes, Ordinary Shares issuable upon conversion of the Notes (the “Conversion Shares” or “Shares”), and Incentive Shares are collectively referred to herein as the “Securities”; and

WHEREAS, the aggregate proceeds of the sale of the Notes and the Incentive Shares contemplated hereby shall be held in escrow pursuant to the terms of an escrow agreement to be executed by the parties substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1.           (a)           Closing Date.   The “Closing Date” shall be the date that the Purchase Price is transmitted by wire transfer or otherwise credited to or for the benefit of the Company. The consummation of the transactions contemplated herein shall take place at the offices of Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, upon the satisfaction or waiver of all conditions to closing set forth in this Agreement.   Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Subscriber shall purchase and the Company shall sell to each Subscriber a Note in the Principal Amount designated on the signature page hereto for the Purchase Price indicated thereon, and Incentive Shares as described in Section 2 of this Agreement.

   (b)           Payment of Purchase Price.   The Purchase Price may be paid by a Subscriber by the cancellation of the amount of principal and accrued interest set forth on such Subscriber’s signature page hereto, of a certain promissory note issued on September 20, 2007, by China Cablecom Ltd., a British Virgin Islands company and wholly-owned subsidiary of the Company (“Prior Note”), which amount of principal and accrued interest was payable April 18, 2008.  The balance of the Purchase Price is payable in cash.  The Purchase Price shall be allocated by the Company between the Note and Incentive Shares based on the relative fair market value of each.

2.           Incentive Shares.  On the Closing Date, the Company shall issue to the Subscribers, in the aggregate, 1,525,000 Incentive Shares.  Each Subscriber shall receive its Pro Rata Portion (defined below) of such Incentive Shares and additional Incentive Shares which may be issuable on the first and second anniversary of the Closing Date.  In the event any Principal Amount remains outstanding on the tenth business day following the first anniversary of the Closing Date, the Company will issue to the Subscribers, in the aggregate, up to an additional 125,000 Incentive Shares.  In the event any Principal Amount remains outstanding on the tenth business day following the second anniversary of the Closing Date, the Company will issue to the Subscribers, in the aggregate, up to an additional 300,000 Incentive Shares.  The Incentive Shares issuable in connection with Principal Amount of Notes then outstanding shall be issued in proportion to the initial aggregate Principal Amount.  For illustration purposes only: If one-half the initial aggregate Principal Amount is outstanding ten business days after each of the first and second anniversary of the Closing Date, then 62,500 Incentive Shares shall be issued in connection with first Closing Date and 150,000 Incentive Shares shall be issued in connection with the Second Closing Date.  All additional Incentive Shares shall be delivered by the Company to the Subscribers not later than twenty business days after the respective anniversary dates.  The Subscribers will not be required to pay any additional consideration above the Purchase Price paid on the Closing Date for the Incentive Shares.  “Pro Rata Portion” shall be the amount of Purchase Price paid by a Subscriber relative to the aggregate Purchase Price paid by all Subscribers for the purchase of Notes and Incentive Shares.

3.           Security Interest.   A collateral agent, for the ratable benefit of the Subscribers will be granted a security interest in certain assets of the Company, including ownership of China Cablecom Ltd., which security interest will be memorialized in a “Security Agreement,” a form of which is annexed hereto as Exhibit C.   China Cablecom Ltd. will guaranty the Company’s obligations under the Transaction Documents [as defined in Section 5(c)].   Such guaranty will be memorialized in a “Subsidiary Guaranty”, the form of which is annexed hereto as Exhibit D.  The Company will execute such other agreements, documents and financing statements reasonably requested by the Subscribers, which will be filed at the Company’s expense with the jurisdictions, states and counties designated by the Subscribers. The Company will also execute all such documents reasonably necessary in the opinion of the Subscribers to memorialize and further protect the security interest described herein.  The Subscribers will appoint a Collateral Agent to represent them collectively. The appointment of the Collateral Agent in connection with the Security Agreement will be pursuant to a “Collateral Agent Agreement,” a form of which is annexed hereto as Exhibit E.

4.           Subscriber Representations and Warranties.  Each Subscriber hereby represents and warrants to and agrees with the Company only as to such Subscriber that:

(a)           Organization and Standing of the Subscribers.  If such Subscriber is an entity, such Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its assets and to carry on its business.

(b)           Authorization and Power.  Such Subscriber has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents and to purchase the Notes and Incentive Shares being sold to it hereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Subscriber or its Board of Directors, stockholders, partners, or members, as the case may be, is required.  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by such Subscriber and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Subscriber enforceable against such Subscriber in accordance with the terms hereof and thereof, as the case may be.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by such Subscriber of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Subscriber).  Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents  or to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Information on Company.   Such Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the Company's Form S-1 filed on April 18, 2008 (“April Registration Statement”), and the financial statements included therein, together with all prior filings made with the Commission available at the EDGAR website (hereinafter referred to collectively as the "Reports").  In addition, such Subscriber may have received in writing from the Company such other information concerning its operations, financial condition and other matters as such Subscriber has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the "Other Written Information"), and considered all factors such Subscriber deems material in deciding on the advisability of investing in the Securities.  The Subscriber and its advisors, if any, have been afforded the opportunity to ask questions of the Company and to receive answers thereto concerning the Company and the transactions contemplated herein.  Subscriber does not acknowledge that any of such information is material non-public information.

(e)           Information on Subscriber.  Such Subscriber is, and will be at the time of the conversion of the Notes and receipt of the Incentive Shares, a “qualified institutional buyer” as such term is defined in Rule 144A promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Such Subscriber has the authority and is duly and legally qualified to purchase and own the Securities.  Such Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(f)           Purchase of Notes and Incentive Shares.  On the Closing Date and each date upon which Incentive Shares are received, such Subscriber will purchase the Notes and Incentive Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)           Compliance with Securities Act.   Such Subscriber understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of such Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(h)           Shares Legend.  The Shares, and Incentive Shares shall bear the following or similar legend:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT .  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(i)           Note Legend.  The Note shall bear the following legend:

"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT ..  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. "

(j)           Communication of Offer.  The offer to sell the Securities was directly communicated to such Subscriber by the Company.  At no time was such Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)           Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Subscriber and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Subscriber (if an entity) has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Subscriber relating hereto.

(l)           Restricted Securities.   Such Subscriber understands that the Securities have not been registered under the 1933 Act and such Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or .or (iii) Subscriber provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the Securities may be sold pursuant to (A) Rule 144 promulgated under the 1933 Act, or (B) Rule 144A promulgated under the 1933 Act, in each case following the applicable holding period set forth therein.  Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that such Affiliate is an “qualified institutional buyer” under Rule 144A and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(m)           No Governmental Review.  Such Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(n)           Short Sales Prior to the Date Hereof.  Subscriber has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Subscriber, executed any disposition, including Short Sales (but not including the location and/or reservation of borrowable shares of Common Stock), in the securities of the Company during the period commencing from the time that such Subscriber first received a term sheet from the Company or any other person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”).  Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.  For purposes of this Agreement, the term “Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

(o)           Correctness of Representations.  Such Subscriber represents as to such Subscriber that the foregoing representations and warranties are true and correct as of the date hereof and, unless such Subscriber otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

(p)           IRS Form W-8 or W-9.   Subscriber shall provide, on the Closing Date, an IRS Form W-8 or W-9, as appropriate.

(q)           Satisfaction of Certain Prior Note Obligations. Each Subscriber hereby confirms to the Company for itself that, to the extent the Purchase Price is paid by the cancellation of the principal and accrued interest due on the Prior Note in accordance with Section 1(b): (a) such principal payment obligations under the Prior Note held by it arising as a result of the closing of the Business Combination (as defined in the Prior Note) and any Event of Default (as defined in the Prior Note) which may occur under the Prior Note as a result of the Company’s failure to make such principal payment by April 19, 2008, are hereby satisfied in full or waived, as the case may be; (b) all liens securing such principal and interest obligations granted to Subscriber in respect of the Prior Note and the related documents (including the Pledge Agreement as defined in the Prior Note) are hereby automatically terminated and released; (c) Subscriber will execute release documents as the Company may reasonably request in order to evidence or otherwise give notice of such collateral termination and release; and (d) should the entire outstanding principal amount of the Prior Note be repaid, together with all accrued interest thereon, pursuant to the terms of the Prior Note, Subscriber shall return the Prior Note to the Company marked “REPAID IN FULL.”

(r)           Survival.  The foregoing representations and warranties shall survive the Closing Date for a period of four years.

5.           Company Representations and Warranties.  Except as set forth in the April Registration Statement, or the OTHER WRITTEN INFORMATION the Company represents and warrants to and agrees with each Subscriber, Chardan Capital Markets, LLC and Lazard Frères & Co. LLC that:

(a)           Due Incorporation.  The Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Company and its Subsidiaries taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture, variable interest entity or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture, variable interest entity or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.  The Company’s direct and indirect Subsidiaries as of the Closing Date and the Company’s ownership interest in such Subsidiaries is set forth in the April Registration Statement.

(b)           Outstanding Stock.  All issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

(c)           Authority; Enforceability.  This Agreement, the Note, the Incentive Shares, the Security Agreement, Subsidiary Guaranty, the Escrow Agreement, and any other agreements delivered together with this Agreement or in connection herewith (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and Subsidiaries (as applicable) and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)           Additional Issuances.   There are no outstanding agreements or preemptive or similar rights affecting the Company's Ordinary Shares or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any Ordinary Shares or equity of the Company or Subsidiaries or other equity interest in the Company except as described on Schedule 5(d).  The Ordinary Shares of the Company on a fully diluted basis outstanding as of the last Business Day preceding the Closing Date is set forth on Schedule 5(d).

(e)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, the OTC Bulletin Board (the “Bulletin Board”) or the Company's shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, which consent has not been obtained.  The Transaction Documents and the Company’s performance of its obligations thereunder has been unanimously approved by the Company’s Board of Directors, except a director who may have abstained due to a conflict of interest.  Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law. Under the Regulations on the Acquisitions by Foreign Investors of Domestic Enterprises jointly promulgated by the PRC Ministry of Commerce (“MOFCOM”), the China Securities Regulatory Commission (“CSRC”), the State Owned Assets Supervision and Management Commission, the General Administration of Taxation and the State Administration of Foreign Exchange in effect on the Closing Date, neither the Company nor any Subsidiary is required, as of the date of this Agreement and as of the Closing, to obtain any approvals of the CSRC in connection with the transactions contemplated by the Transaction Documents. No further approval by, or registration or filing with State Administration of Foreign Exchange (“SAFE”) other than typical SAFE foreign exchange processing procedural registrations are expressly required under the current effective and applicable governing regulations for matters including but not limited to the payment by any Subsidiary of dividends to the Company in foreign currency, such as U.S. Dollars. The Company has or will have obtained or made all necessary consents, approvals, registrations and filings with relevant governmental authorities in the PRC on or before the Closing Date in accordance with the then effective and applicable PRC regulations to complete the transactions contemplated in the Transaction Documents, except as would not have a Material Adverse Effect.

(f)           No Violation or Conflict.  Assuming the representations and warranties of the Subscribers in Section 4 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Articles of Association, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)          result in the creation or imposition of any Lien (as defined herein), charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates except than Permitted Liens; or

(iii)         result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company; or

(iv)         result in the triggering of any registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)          The Securities.  The Securities upon issuance:

(i)           are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)          have been, or will be, duly and validly authorized and on the date of issuance of the Conversion Shares and the Incentive Shares, the Conversion Shares and Incentive Shares will be duly and validly issued, fully paid and non-assessable;

(iii)         will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)         will not subject the holders thereof to personal liability by reason of being such holders provided Subscriber’s representations herein are true and accurate and Subscribers take no actions or fail to take any actions required to be taken by the Subscribers pursuant to this Agreement for their purchase of the Securities to be in compliance with all applicable laws and regulations; and

(v)          assuming the representations and warranties of the Subscribers as set forth in Section 4 hereof are true and correct and Subscribers take no actions or fail to take any actions required to be taken by the Subscribers pursuant to this Agreement for their purchase of the Securities to be in compliance with all applicable laws and regulations, will not result in a violation of Section 5 under the 1933 Act.

(h)           Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)           No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Ordinary Shares to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j)           Information Concerning Company.  The Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein.   Since the dates of the financial statements included in the April Registration Statement except as modified in the Other Written Information or in the Schedules hereto, there has been no Material Adverse Effect on the Company's business, financial condition or affairs. The Reports and Other Written Information do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances when made.

(k)           Solvency.  Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Notes and Incentive Shares hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and  (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(l)           Defaults.  The Company is not in violation of its Articles of Association or bylaws.  The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) not in violation of any statute, rule or regulation of any governmental or regulatory authority which violation would have a Material Adverse Effect.

(m)         No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions.  No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations under the Transaction Documents.  Neither the Company nor any of its Affiliates will take any action or conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations under the Transaction Documents.

(n)           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o)           No Undisclosed Liabilities.  The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company businesses and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect that are not disclosed in the Reports.

(p)           No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(q)           Capitalization.  The authorized and outstanding capital stock of the Company and Subsidiaries as of the date of this Agreement and the Closing Date (not including the Securities) are set forth on Schedule 5(d).  Except as set forth on Schedule 5(d), there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company or any of its Subsidiaries.  The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company is described on Schedule 5(d).

(r)           Dilution.   The Company's executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities may have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Notes, and the Incentive Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

(s)           No Disagreements with Accountants and Lawyers.  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(t)           Investment Company.   The Company is not an “investment company” required to register under the Investment Company Act of 1940, as amended.

(u)           Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(v)           Reporting Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and has a class of Ordinary Shares registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

(w)          Listing.  The Company's Ordinary Shares are quoted on the Bulletin Board under the symbol CCCHF.  The Company has not received any oral or written notice that the Ordinary Shares are not eligible nor will become ineligible for quotation on the Bulletin Board nor that the Ordinary Shares does not meet all requirements for the continuation of such quotation.  The Company satisfies all the requirements for the continued quotation of the Ordinary Shares on the Bulletin Board.

(x)           DTC Status.   The Company’s transfer agent is a participant in, and the Ordinary Shares are eligible for transfer pursuant to, the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 5(x) hereto.

(y)           Company Predecessor and Subsidiaries.  The Company makes each of the representations contained in Sections 5(a), (b), (c), (d), (e), (f), (h), (j), (l), (o), (p), (q), (s), (t) and (u) of this Agreement, as the same may relate to each Subsidiary of the Company.  All representations made by or relating to the Company of a historical or prospective nature and all undertakings described in Sections 9(g) through 9(l) shall relate, apply and refer to the Company and its predecessors.  The Company represents that it owns the equity of the Subsidiaries and rights to receive equity of the Subsidiaries, free and clear of all liens, encumbrances and claims, except as set forth on Schedule 5(d).  No person or entity other than the Company has the right to receive any equity interest in the Subsidiaries except as disclosed in the Reports.

(z)           Seniority.   As of the Closing Date, no indebtedness or other claim against the Company is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(AA)      Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date in which case such representation or warranty shall be true as of such date.

(BB)       Survival.  The foregoing representations and warranties shall survive the Closing Date for a period of four years.

6.            Regulation D Offering/Legal Opinion.  The offer and issuance of the Securities to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder.  On the Closing Date, the Company will provide one or more opinions reasonably acceptable to the Subscribers from the Company's legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by Subscribers.  Forms of the legal opinions are annexed hereto as Exhibit F1 and Exhibit F2.  The Company will provide, at the Company's expense, such other legal opinions, if any, as are reasonably necessary in each Subscriber’s opinion  for the issuance and resale of the Ordinary Shares issuable upon conversion of the Notes pursuant to an exemption from registration.

7.1.          Conversion of Note.

(a)           Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its permitted assignee or nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of Ordinary Shares issuable upon such conversion.  The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Ordinary Shares and that the certificates representing such shares shall contain no legend other than the legend set forth in Section 4(h).  In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend (indefinitely, if pursuant to Rule 144(b)(1)(i) of the 1933 Act, or for ninety (90) days if pursuant to the other provisions of Rule 144 of the 1933 Act, provided that Subscriber delivers all reasonably requested representations in support of such opinion).

(b)           A Subscriber will give notice of its decision to exercise its right to convert the Note, interest, or part thereof by telecopying, or otherwise delivering a completed Notice of Conversion (a form of which is annexed as Exhibit A to the Note) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 12(a) of this Agreement.  Such Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied.  Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof by 5 PM Eastern Time (“ET”) (or if received by the Company after 5 PM ET then the next business day) shall be deemed a “Conversion Date.”  The Company will itself or cause the Company’s transfer agent to transmit the Ordinary Shares certificates representing the Conversion Shares issuable upon conversion of the Note to such Subscriber via express courier for receipt by such Subscriber within three (3) business days after the Notice of Conversion is given by the Subscriber (such third day being the "Delivery Date").  In the event the Shares are electronically transferable and the Shares are freely transferable under the 1933 Act, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber.   A Note representing the balance of the Note not so converted will be provided by the Company to such Subscriber if requested by Subscriber, provided such Subscriber delivers  the original Note to the Company. In the event that a Subscriber elects not to surrender a Note for reissuance upon partial payment or conversion of a Note, such Subscriber hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

(c)           The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to Section 7.1 hereof, later than the Delivery Date could result in economic loss to the Subscriber.  As compensation to a Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to such Subscriber for late issuance of Conversion Shares in the form required pursuant to Section 7.1 hereof upon Conversion of the Note in the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal and interest amount (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered.  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.  Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Conversion Shares within seven (7) business days after the Delivery Date, such Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and such Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

7.2.          Injunction Posting of Bond.  In the event a Subscriber shall elect to convert a Note or part thereof, the Company may not refuse conversion for any reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 100% of the outstanding principal and interest of the Note, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

7.3.          Buy-In.   In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber such Conversion Shares issuable upon conversion of a Note by the Delivery Date and if after seven (7) business days after the Delivery Date such Subscriber or a broker on such Subscriber’s behalf purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Subscriber of the Ordinary Shares which such Subscriber was entitled to receive upon such conversion (a "Buy-In"), then the Company shall promptly pay in cash to such Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) such Subscriber's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Subscriber purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Company shall be required to pay such Subscriber $1,000 plus interest. Such Subscriber shall provide the Company written notice and evidence indicating the amounts payable to such Subscriber in respect of the Buy-In.

7.4           Adjustments.   The Conversion Price upon conversion of the Notes and the amount of Incentive Shares, if any, issuable pursuant to Section 2 above, shall be equitably adjusted and as otherwise described in this Agreement and the Notes.

7.5.          Redemption.    The Notes shall not be redeemable or callable by the Company except as described in the Notes.

7.6.          (a)          Anti-Dilution.   Except than in connection with the (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Ordinary Shares or the issuances or grants of options to purchase Ordinary Shares to employees, directors, and consultants, pursuant to plans or arrangements described in the April Registration Statement, (iv) securities issuable upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement and described in the April Registration Statement, and (v) as a result of the conversion of Notes  (collectively the foregoing (i) through (v) are “Excepted Issuances”), if at any time the Notes  are outstanding or Incentive Shares are issuable, the Company shall agree to or issue (the “Lower Price Issuance”) any Ordinary Shares or securities convertible into or exercisable for Ordinary Shares with respect to the Incentive Shares, or securities which are convertible into or exercisable for Ordinary Shares with respect to the Notes (or modify any of the foregoing convertible or exercisable securities which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time with respect to the Notes or if less than the Attributed Price as defined in Section 11 (c) with respect to the Incentive Shares, without the consent of the Subscribers, then the Conversion Price shall automatically be reduced to such other lower price.  Upon a Lower Price Issuance, the amount of Incentive Shares issuable pursuant to Section 2 above, after the Closing Date, shall be adjusted to an amount equal to the amount of Incentive Shares issuable prior to the Lower Price Issuance multiplied by the Attributed Price, and then divided by the price of the Lower Price Issuance.  Thereafter, the Attributed Price shall be such lower price until further adjustment.  Until three years after the Closing Date, a similar adjustment shall be made to the amount of Incentive Shares issuable to the Subscribers and to the Attributed Price.   For purposes of the issuance and adjustment described in this paragraph, the issuance of any security of the Company carrying the right to convert such security into shares of Ordinary Shares or of any warrant, right or option to purchase Ordinary Shares shall result in the reduction of the Conversion Price and recalculation of issuable Incentive Shares as described above upon the sooner of the agreement to issue or the actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of Ordinary Shares upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price with respect to the Notes or lower than the Attributed Price with respect to the Incentive Shares, in effect upon such issuance.  The rights of each Subscriber set forth in this Section 7.6 are in addition to any other rights the Subscriber has pursuant to this Agreement, the Note, any Transaction Document, and any other agreement referred to or entered into in connection herewith or to which such Subscriber and Company are parties.

(b)          Maximum Exercise of Rights.   In the event the exercise of the rights described in Section 7.8(a) would or could result in the issuance of an amount of Ordinary Shares that would exceed the maximum amount that may be issued to a Subscriber calculated in the manner described in Section 2.4 of the Note, then the issuance of such additional Ordinary Shares to such Subscriber will be deferred in whole or in part until such time as such Subscriber is able to beneficially own such Incentive Shares without exceeding the applicable maximum amount set forth calculated in the manner described in Section 2.4 of the Note.  The determination of when such Ordinary Shares may be issued shall be made by each Subscriber as to only such Subscriber.

8.           Broker/Due Diligence/Legal Fees.

(a)           Broker.   The Company on the one hand, and each Subscriber (for himself only) on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons other than Chardan Capital Markets, LLC and Lazard Frères & Co. LLC (collectively the “Broker”) claiming brokerage commissions, finder’s fees or due diligence fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby or in connection with any investment in the Company at any time, whether or not such investment was consummated and arising out of such party’s actions.  The Company represents that there are no parties entitled to receive fees, commissions, due diligence fees, or similar payments in connection with the Offering except as described on Schedule 8(a).  The Company is solely responsible for payment of the fees described on Schedule 8(a).

(b)           Due Diligence Fee.   Platinum Partners Value Arbitrage Fund L.P. (“Lead Investor”) and the other entity identified on Schedule 8(b) will be paid the due diligence fee (“Due Diligence Fee”) described on Schedule 8(b).

(c)           Collateral Agent Fee.   The Company will pay the Collateral Agent a fee of $7,500 out of the funds held pursuant to the Escrow Agreement.

(d)           Subscriber’s Legal Fees.   The Company shall pay to Grushko & Mittman, P.C., a fee of one half of one percent (.005) of the aggregate cash Purchase Price set forth on the signature pages hereto (“Subscriber’s Legal Fees”) as reimbursement for services rendered to the Subscribers in connection with this Agreement (the “Offering”) and acting as escrow agent pursuant to the Escrow Agreement.  The Subscriber’s Legal Fees and expenses (to the extent known as of the Closing) will be payable out of funds held pursuant to the Escrow Agreement.  Grushko & Mittman, P.C. will be reimbursed at Closing for all lien searches, filing fees, and printing and shipping costs for the closing statements to be delivered to Subscribers.

9.           Covenants of the Company.  The Company covenants and agrees with the Subscribers as follows:

(a)           Stop Orders.  The Company will advise the Subscribers, within twenty-four hours after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Ordinary Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.  The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscriber.

(b)           Listing/Quotation.  The Company shall promptly secure the quotation or listing of the Conversion Shares and Incentive Shares upon each national securities exchange, or automated quotation system upon which they are or become eligible for quotation or listing (subject to official notice of issuance) and shall maintain same so long as any Notes are outstanding.  The Company will maintain the quotation or listing of its Ordinary Shares on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Ordinary Shares (the “Principal Market”), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company will provide the Subscribers copies of all notices it receives notifying the Company of the threatened and actual delisting of the Ordinary Shares from any Principal Market.  As of the date of this Agreement and the Closing Date, the Bulletin Board is and will be the Principal Market.

(c)           Market Regulations.  If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscribers and promptly provide copies thereof to the Subscribers.

(d)           Filing Requirements.  From the date of this Agreement and until the later to occur of (i) four (4) years after the Closing Date, or (ii) the Notes are no longer outstanding (the date of such later occurrence being the “End Date”), the Company will (A) cause the Ordinary Shares to continue to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, and (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of stock registered pursuant to Section 12(g) of the 1934 Act, if the Company is not subject to such reporting requirements.  The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Until the End Date, the Company will continue the listing or quotation of the Ordinary Shares on a Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to each Subscriber promptly after such filing.

(e)           Use of Proceeds.   The proceeds of the Offering will be employed by the Company for general corporate purposes.

(f)           Reservation.   Prior to the Closing, the Company undertakes to reserve, pro rata, on behalf of each holder of a Note, from its authorized but unissued Ordinary Shares, a number of Ordinary Shares equal to 150% of the amount of Ordinary Shares necessary to allow each holder of a Note to be able to convert all such outstanding Notes and reserve the maximum amount of Incentive Shares issuable pursuant to Section 2 above.   Failure to have sufficient shares reserved pursuant to this Section 9(f) at any time shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Note.

(g)           DTC Program.  Until the End Date, the Company will employ as the transfer agent for its Ordinary Shares a participant in the Depository Trust Company Automated Securities Transfer Program.

(h)           Taxes.  From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(i)           Insurance.  From the date of this Agreement and until the End Date, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business and location, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than one hundred percent (100%) of the insurable value of the property insured less reasonable deductible amounts; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and located and to the extent available on commercially reasonable terms.

(j)           Books and Records.  From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(k)           Governmental Authorities.   From the date of this Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(l)           Intellectual Property.  From the date of this Agreement and until the End Date, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.

(m)          Properties.  From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(n)           Confidentiality/Public Announcement.  From the date of this Agreement and until the End Date, the Company agrees that except in connection with a Form 8-K or a registration statement or statements regarding the Subscribers’ securities or in correspondence with the SEC regarding same, it will not publicly or privately disclose the identity of the Subscribers unless expressly agreed to in writing by a Subscriber or only to the extent required by law and then only upon five days prior notice to Subscriber.  In any event and subject to the foregoing, the Company undertakes to file a Form 8-K describing the Offering not later than the fourth business day after the Closing Date.  Prior to filing, such Form 8-K will be provided to Subscribers for their review and approval, acting reasonably.  The Company will specifically disclose in the Form 8-K the amount of Ordinary Shares outstanding immediately after the Closing.  In the event that the Company believes that a notice or communication to a Subscriber contains material, nonpublic information, relating to the Company or Subsidiaries, the Company shall so indicate to such Subscriber prior to delivery of such notice or information.  Subscriber will be granted sufficient time to notify the Company that Subscriber elects not to receive such information.   In such case, the Company will not deliver such information to Subscriber.  In the absence of any such indication, such Subscriber shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(o)          Non-Public Information.  The Company covenants and agrees that except for the Reports, Other Written Information and schedules and exhibits to this Agreement and any other disclosure required under the Transaction Documents, neither it nor any other person acting on its behalf has nor will at any time provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber shall have agreed in writing to accept such information.  The Company understands and confirms that each Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(p)          Negative Covenants.   So long as a Note is outstanding, without the consent of the Subscribers, which consent will not be unreasonably withheld or delayed, and except as set forth on Schedule 9(p), the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(i)           create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired except for:  (A) Liens in connection with the Excepted Issuances, and (B) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property; and (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (f), a “Permitted Lien”);

(ii)          amend its Articles of Association, bylaws or its charter documents so as to materially and adversely affect any rights of the Subscriber;

(iii)         repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Ordinary Shares, preferred stock, or other equity securities other than to the extent permitted or required under the Transaction Documents.

(iv)        except as described in the Reports, engage in any transactions with any officer, director, employee or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than (i) for payment of salary, or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company; or

(v)         prepay or redeem any financing related debt or past due obligations outstanding as of the Closing Date other than the indebtedness owed to the Subscribers under the Prior Notes in relative proportion to their initial holdings of Prior Notes.

The Company agrees to provide Subscribers not less than ten (10) days notice prior to becoming obligated to or effectuating a Permitted Lien or Excepted Issuance.

(q)         Offering Restrictions.   For so long as the Notes are outstanding, the Company will not enter into any Equity Line of Credit or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (collectively, the “Variable Rate Restrictions”).   For purposes hereof, “Equity Line of Credit” shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and “Variable Priced Equity Linked Instruments” shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive Ordinary Shares either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Ordinary Shares at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Ordinary Shares since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in Ordinary Shares which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Ordinary Shares at any time after the initial issuance of such debt or equity security (whether or not such payments in shares are subject to certain equity conditions).

(r)          Notices.   For so long as the Subscribers hold any Securities, the Company will maintain a United States fax number for notice purposes under the Transaction Documents.

10.1        Covenants of the Company Regarding Indemnification.

(a)           The Company agrees to indemnify, hold harmless, reimburse and defend the Subscribers, the Subscribers' officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Company or breach of any representation or warranty by the Company in this Agreement or in any Exhibits or Schedules attached hereto, or any other Transaction Document; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

10.2        Covenants of Subscribers

(a)           Short Sales After the Date Hereof.  Each Subscriber severally and not jointly with the other Subscribers covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period after the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced.  Each Subscriber, severally and not jointly with the other Subscribers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Subscriber will maintain, the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).  Each Subscriber understands and acknowledges, severally and not jointly with any other Subscriber, that the SEC currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the Effective Date of the Registration Statement with respect to the Securities is a violation of Section 5 of the 1933 Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance.  Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio manager have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by the Agreement.  Upon  delivery by the Company to Subscriber after the Closing Date of any notice or information, in writing, electronically or otherwise, and while a Note or Incentive Shares are owned by Subscriber, are held by Subscriber, unless the  Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or Subsidiaries, the Company  shall within one business day after any such delivery publicly disclose such  material,  nonpublic  information on a Report on Form 8-K or otherwise.  In the event that the Company believes that a notice or communication contains material, nonpublic information, relating to the Company or Subsidiaries, the Company shall so indicate to the Subscriber contemporaneously with delivery of such notice or information.  In the absence of any such indication, the Subscriber shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or Subsidiaries.

11.1        Delivery of Unlegended Shares.

(a)           Within three (3) business (such third business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that Conversion Shares or Incentive Shares held by a Subscriber have been sold pursuant to Rule 144 under the 1933 Act, (ii) a representation that the requirements of Rule 144, as applicable and if required, have been satisfied, and (iii) the original share certificates representing the Conversion Shares or Incentive Shares that have been sold, and (iv) customary representation letters of the Subscriber and, if required, Subscriber’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Subscriber) an appropriate instruction and opinion of such counsel, directing the delivery of Ordinary Shares without any legends including the legend set forth in Section 4(i) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted shares certificate, if any, to the Subscriber at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b)           In lieu of delivering physical certificates representing the Unlegended Shares, upon request of a Subscriber, so long as the certificates therefor do not bear a legend and the Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, if such transfer agent participates in such DWAC system.  Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c)           The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11.1 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Subscriber.  As compensation to a Subscriber for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Subscriber for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default.  If during any 360 day period, the Company fails to deliver Unlegended Shares as required by this Section 11.1 for an aggregate of thirty (30) days, then each Subscriber or assignee holding Conversion Shares or Incentive Shares subject to such default may, at its option, require the Company to redeem all or any portion of the Conversion Shares or Incentive Shares subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the Ordinary Shares during the aforedescribed thirty day period and the denominator of which is the lowest conversion price during such thirty day period, multiplied by the Conversion Price of such Conversion Shares and/or an attributed price per Incentive Share equal to the closing price of the Ordinary Shares on the Principal Market reported by Bloomberg L.P. for the trading day immediately preceding the Closing Date (“Attributed Price”) (“Unlegended Redemption Amount”).  The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(d)          In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Agreement, within seven (7) business days after the Unlegended Shares Delivery Date and the Subscriber or a broker on the Subscriber’s behalf, purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Subscriber of the Unlegended Shares which the Subscriber was entitled to receive from the Company (a "Buy-In"), then the Company shall promptly pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate Conversion Price and Attributed Price of the Conversion Shares and/or Incentive Shares delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Subscriber purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of Conversion Price of Ordinary Shares or Attributed Price of Incentive Shares delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

(e)           In the event a Subscriber shall request delivery of Unlegended Shares as described in Section 11.1 and the Company is required to deliver such Unlegended Shares pursuant to Section 11.1, the Company may not refuse to deliver Unlegended Shares for any reason, unless an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company, and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 100% of the amount of the aggregate Conversion Price of the Ordinary Shares  and Attributed Price of the Incentive Shares which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

11.2.       In the event any Conversion Shares after six months after the Closing Date or Incentive Shares after six months after the required delivery date of such Incentive Shares, without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Subscriber of Rule 144(b)(1) under the 1933 Act or any successor rule (a “144 Default”), for any reason except for Subscriber’s status as an Affiliate or “control person” of the Company or change in current applicable securities laws, then the Company shall pay such Subscriber as liquidated damages and not as a penalty an amount equal to two percent (2%) for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) thereafter of the aggregate Conversion Price of the Conversion Shares and aggregate Attributed Price of the Incentive Shares owned by the Subscriber during the pendency of the 144 Default.

12.          Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours), or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company, to: China Cablecom Holdings, Ltd., Unit 3309-3310, 1 Grand Gateway, 1 Hongqiao, Shanghai, 200030, PRC, Attn: Colin Sung, President and CFO, fax number: (917) 591-8839, with a copy by fax only to: Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Attn: Mitchell S. Nussbaum, Esq., fax number: (212) 407-4990, and (ii) if to the Subscriber, to: the one or more addresses and fax numbers indicated on the signature pages hereto, with an additional copy by fax only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, fax number: (212) 697-3575.

 (b)          Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Subscribers have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.   No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscribers.

(c)           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d)           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principals that would result in the application of the substantive law of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)           Specific Enforcement, Consent to Jurisdiction.  The Company and Subscriber acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 12(d) hereof, each party hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)           Independent Nature of Subscribers.     The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents. The Company acknowledges that each Subscriber has represented that the decision of each Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Subscriber pursuant hereto or thereto shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that it has elected to provide all Subscribers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Subscribers.  The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Subscribers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(g)           Damages.   In the event the Subscriber is entitled to receive any liquidated damages pursuant to the Transactions, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.

(h)           Consent.   As used in the Agreement, “consent of the Subscribers” or similar language means the consent of holders of not less than 51% of the total of the Shares issued and issuable upon conversion of outstanding Notes owned by Subscribers on the date consent is requested.

(i)           Equal Treatment.   No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the Subscribers and their permitted successors and assigns.

(j)           Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

(k)           Calendar Days/Business Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours.  Time periods and notices in all of the Transaction Documents shall be determined as if the relevant action, calculation or time period were occurring in New York City.  Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(l)           Maximum Liability.   In no event shall the liability of any Subscriber or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber upon the sale of Notes, Conversion Shares or Incentive Shares.

(m)          Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(n)           Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(o)          Successor Laws.  References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms.  A successor rule to Rule 144(b)(1) shall include any rule that would be available to a non-Affiliate of the Company for the sale of Ordinary Shares not subject to volume restrictions and after a six month holding period.

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SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

CHINA CABLECOM HOLDINGS, LTD.
a British Virgin Islands company

By:
Name: Clive Ng
Title: Executive Chairman

Dated: ______________, 2008

SUBSCRIBER	PURCHASE PRICE	NOTE PRINCIPAL	INCENTIVE SHARES ISSUABLE ON CLOSING DATE
Name of Subscriber:

____________________________________________

Address:
_____________________________________________

____________________________________________

Fax No.: _____________________________________

Taxpayer ID# (if applicable): _____________________

____________________________________________
(Signature)
By:

The Purchase Price will be paid as follows:

	$	_______________________________________	Cash
	$	_______________________________________	Cancellation of Prior Note Principal
	$	_______________________________________	Cancellation of Prior Note Interest
Total:	$	_______________________________________

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Note

Exhibit B	Escrow Agreement

Exhibit C	Form of Security Agreement

Exhibit D	Form of Subsidiary Guaranty

Exhibit E	Form of Collateral Agent Agreement

Exhibit F1 and F2	Forms of Legal Opinions

Schedule 5(d)	Additional Issuances / Capitalization / Reset Rights

Schedule 5(x)	Transfer Agent

Schedule 8(a)	Broker’s Fees

Schedule 8(b)	Due Diligence Fees

Schedule 9(p)	Exceptions to Permitted Liens

Schedule 5(d)

Additional Issuances / Capitalization / Reset Rights

China Cablecom Holdings, Ltd
Capitalization Table

Authorized shares
Ordinary shares - $.0005 par value	40,000,000

Preferred shares - $.0005 par value	1,000,000

Total authorized shares	41,000,000

Ordinary shares issued and outstanding	7,775,106

Warrants and Unit Purchase Option
Ordinary shares issuable upon exercise of outstanding warrants, which have an exercise price of $5.00 per share	9,433,334
Ordinary shares issuable upon exercise of outstanding unit purchase option, which have an exercise price of $9.10 per share	1,050,000

2007 Omnibus Securities and Incentive Plan (1)	10,000,000

(1) Includes up to 8,120,000 shares reserved for issuance upon the achievement of certain EBITDA goals of China Cablecom Holdings, Ltd.

The China Cablecom Holdings, Ltd. 2007 Omnibus Securities and Incentive Plan (the “Plan”) provides for the granting of Distribution Equivalent Rights, Incentive Share Options, Non-Qualified Share Options, Performance Share Awards, Restricted Share Awards, Share Appreciation Rights, Tandem Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing (collectively, the ‘‘Awards’’), as may be best suited to the circumstances of the particular employee, director or consultant as provided in the Plan.  The Plan will be administered by the Compensation Committee upon formation by the Board. The Compensation Committee may from time to time grant Awards to one or more employees, directors and/or consultants determined by it to be eligible for participation in the Plan. China Cablecom Holdings has reserved 10,000,000 Ordinary Shares for issuance under the Plan. Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are employees, directors or consultants of China Cablecom Holdings or its affiliates. An Award may be granted on more than one occasion to the same employee, director or consultant, subject to the limitations set forth in the Plan.  Each individual grant of an Award which provides for the issuance of ordinary shares, including but not limited to the issuance of Ordinary Shares upon the exercise of a Share Option, shall provide for a lock-up covenant by the individual, to be effective for a period not to exceed one year, upon the request of China Cablecom Holdings or China Cablecom Holdings’ principal underwriter in connection with an underwritten public offering of its Ordinary Shares. The price at which an Ordinary Share may be purchased upon exercise of a Share Option shall be determined by the Compensation Committee; provided, however, that such price shall not be less than the mean of the bid and asked prices per Ordinary Share as quoted on the OTC Bulletin Board on the date such Share Option is granted.

Schedule 5(x)

Transfer Agent

Alexandra M. Albrecht
Vice President & Senior Account Manager
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
T: 212-845-3224
F: 212-616-7615
Email:aalbrecht@continentalstock.com

Schedule 9(p)

Negative Covenants

(i) Existence of Prior Notes and the security interest granted thereunder

(ii) and (iii) Acquisition of assets of Hubei Chutian Broadcasting and Television Networks Co., Ltd. (“Hubei”) pursuant to the Framework Agreement between Hubei and Jinan Youxiantong Network Technology Co., Ltd. dated on April 26, 2008.